Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Media contacts:
April 22, 2022	Kim Ancin
908.559.3227
kimberly.ancin@verizon.com

Verizon reports 1Q earnings for 2022

Company reports record demand for fixed wireless broadband,
wireless service revenue growth and
continued 5G Ultra Wideband network expansion

Highlights:
•Verizon Consumer Group delivered top line growth that was driven by the first full quarter of ownership of TracFone Wireless, Inc., (TracFone), higher equipment revenue, and strong wireless service revenue growth.
•Verizon Business Group experienced a solid start to the year, with momentum in business activity and demand for wireless products. These results were driven by wireless strength in Small and Medium Business, Enterprise, and Public Sector, each of which delivered double digit phone gross addition growth.
•The January launch of C-Band and expansion of our 5G Ultra Wideband network enabled more customers to enjoy the most reliable 5G network in the United States, while also accelerating and amplifying the company's nationwide broadband strategy. Verizon delivered its highest broadband net additions in over a decade. The recent early clearing spectrum announcement, gives the company the ability to deploy more C-Band spectrum, a full year sooner than expected, which will unlock another 40 million of addressable population.

Consolidated:
•$1.09 in earnings per share (EPS), compared with $1.27 in first-quarter 2021; adjusted EPS1, excluding special items, of $1.35 compared with $1.36 in first-quarter 20212.
•Total revenue of $33.6 billion, up 2.1 percent from first-quarter 2021.
•Net income of $4.7 billion, a decrease of 12.4 percent from first-quarter 2021, and adjusted EBITDA1 of $12.0 billion, down 1.1 percent year over year.

Total Broadband:
•229,000 total broadband net additions, the best quarter in over a decade, including 194,000 fixed wireless net additions, 2.5 times the fourth quarter 2021 level.
•35,000 wireline broadband net additions, driven by 60,000 Fios Internet net additions in first-quarter 2022.

Total Wireless:
•Total wireless service revenue of $18.3 billion, a 9.5 percent increase year over year.
•Total retail postpaid churn of 1.04 percent, and retail postpaid phone churn of 0.83 percent.
•Industry leading 143.0 million total retail connections, including postpaid phone net loss of 36,000, an 80 percent improvement from a year ago and the best first-quarter performance since 2018.
•Total wireless activations up 11 percent year over year.

NEW YORK - Verizon Communications Inc. (NYSE, Nasdaq: VZ) reported first-quarter results today, including the expansion of its 5G Ultra Wideband network to nearly 113 million people around the country and elevated demands for its 5G mobility and nationwide broadband services. The company's performance produced its best broadband result in over a decade, a surge in upgrades and increased wireless service revenue growth.
"Our operational performance in the first-quarter further positions Verizon for long-term growth and increases our competitive standing in mobility, nationwide broadband, the value market, and above the network business solutions and applications,” said Verizon Chairman and CEO Hans Vestberg. "The January launch of C-Band and expansion of our 5G Ultra Wideband network helped to amplify our fixed wireless momentum in both Consumer and Business, with quarterly additions 2.5 times that of our fourth-quarter performance, and drove momentum in wireless upgrades. We continue to accelerate our C-Band network build with our goal of reaching at least 175 million people by the end of the year and, with the recent early clearing spectrum announcement, we now have the ability to deploy more of this spectrum a full year sooner.”
For first-quarter 2022, Verizon reported EPS of $1.09, compared with $1.27 in first-quarter 2021. On an adjusted basis1, EPS, excluding special items, was $1.35 in first-quarter 2022, compared with adjusted EPS1 of $1.36 in first-quarter 20212.
Reported first-quarter earnings consisted of a pre-tax loss from special items of approximately $1.5 billion, including a pre-tax loss of approximately $1.2 billion from early debt redemption costs. Additionally, the impact to amortization of intangible assets related to TracFone and other acquisitions was $238 million.

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“At our Investor Day last month, we presented our strategy for investing in and growing the business to generate an incremental $14 billion of service and other revenue by 2025. The bottom-line performance of our results today shows the strength of our core business to deliver profitability, even during a period of significant investment," said Verizon Chief Financial Officer Matt Ellis. "We expect that over 75 percent of our growth over the next four years will come from 5G mobility and nationwide broadband. In the first-quarter, we saw growth in our wireless sales, customer loyalty, and rapid expansion of our fixed wireless product, fortifying our confidence in our growth prospects.”

Consolidated results
•Total consolidated operating revenues in first-quarter 2022 were $33.6 billion, up 2.1 percent from first-quarter 2021.
•Total wireless service revenue growth was 9.5 percent, reflecting the first full quarter of TracFone ownership, as well as continued execution of our Network as a Service strategy and contributions from our five vectors of growth.
•Service and other revenue was down 2.5 percent as the revenues lost from Verizon Media Group (Verizon Media) more than offset incremental revenue from TracFone. Excluding the impact of the sale of Verizon Media, service and other revenue was up 4.2 percent from first-quarter 2021.
•Cash flow from operating activities for the quarter totaled $6.8 billion compared with $9.7 billion in first-quarter 2021. The reduction was primarily due to working capital impacts as the increase in activation volumes to more normal levels impacted receivable levels, and inventory levels increased as part of supply chain management in the current environment.

•Capital spending for the first-quarter totaled $5.8 billion, an increase of $1.3 billion compared to first-quarter 2021 driven by C-Band spending of $1.5 billion. The continued build out of OneFiber and Verizon's investment to support traffic growth on its 4G LTE network while expanding the reach and capacity of its 5G Ultra Wideband network enhances its opportunity to effectively compete in all of its businesses. The net result of cash flow from operations and capital spending is free cash flow1 for the first-quarter of the year of $1.0 billion.

•Verizon's unsecured debt as of the end of first-quarter 2022 increased by $614 million sequentially to $137.3 billion. The company's net unsecured debt1 balance increased sequentially by $1.9 billion to $135.6 billion, and its net unsecured debt to adjusted EBITDA ratio1 at quarter-end was approximately 2.8 times, as it issued its fourth Green Bond, with the net proceeds expected to be allocated to renewable energy. In addition, the company completed a number of other transactions during the quarter the proceeds of which were used as consideration in an over $5 billion tender offer to retire some higher cost, long-term debt.
Verizon Consumer results
•Total Verizon Consumer revenue for the quarter grew 10.9 percent year over year, driven by the first full quarter of TracFone integration, higher equipment revenue, and strong core wireless service revenue growth. Total Verizon Consumer revenues were $25.3 billion.

•Wireless service revenue was up 11.2 percent year over year. In addition to the inclusion of TracFone, Postpaid ARPA increased 2.6 percent driven primarily by step-up momentum and

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growth within non-connectivity products and services. Verizon Consumer ended the quarter with 36 percent of its account base on a premium tier.

•Verizon Consumer wireless retail postpaid churn was 0.95 percent in first-quarter 2022, and wireless retail postpaid phone churn was 0.77 percent.

•While churn was steady, the competitive dynamics within the industry resulted in wireless retail postpaid phone net losses of 292,000, due to a decline in gross additions of 2 percent from prior year.

•Verizon Consumer had fixed wireless net additions of 112,000 for the quarter, with sales boosted by Verizon's launch of C-Band spectrum and "5G Ultra" campaign. Additionally, Fios internet net additions for the quarter were 55,000, driven by record-low churn levels with gross additions lower compared to first-quarter 2021. Verizon Consumer Fios revenues were $2.9 billion in first-quarter 2022, an increase of 1.8 percent year over year. Verizon Consumer reported 78,000 Fios Video net losses in first-quarter 2022.
•Prepaid ARPU in the quarter was $30.89 across all of Verizon Consumer's prepaid brands. This decline over first-quarter 2021 results was driven, in part, by pressure in the TracFone brands, though prepaid ARPU is expected to stabilize and subsequently grow sequentially as we execute our strategy to bring additional value to our customers.
•In first-quarter 2022, Verizon Consumer operating income was $7.3 billion, a decrease of 2.7 percent year over year, and segment operating income margin was 28.9 percent, a decrease from 33 percent in first-quarter 2021. Segment EBITDA1 for the quarter grew 1.0 percent, driven by the inclusion of TracFone results, as well as ARPA and customer volume gains, partially offset by the elevated marketing expenses related to the 5G Ultra campaign, investments in TracFone, and higher bad debt, driven in part by the additional sales volumes in the quarter. Segment EBITDA margin1 of 41.4 percent was impacted by significantly higher equipment revenue and the inclusion of TracFone.

Verizon Business results
•Total Verizon Business revenues were $7.7 billion in first-quarter 2022, down 0.9 percent year over year. Ongoing legacy wireline declines continue to offset Wireless revenue growth.
•Verizon Business wireless service revenues were $3.1 billion, an increase of 2.1 percent, driven by momentum in the SMB market, which continues to see strong post pandemic recovery.
•Verizon Business reported 395,000 wireless retail postpaid net additions in first-quarter 2022, including 256,000 phone net additions. This was the best quarterly phone net addition performance for Business since Verizon 2.0 reporting began.
•Verizon Business wireless retail postpaid churn was 1.34 percent in first-quarter 2022, and wireless retail postpaid phone churn was 1.06 percent.
•Verizon Business reported 82,000 Fixed Wireless net additions for the quarter, up substantially from the prior quarter. The flexibility, reliability and value of the product have generated an elevated demand and competitive wins within this space.
•In first-quarter 2022, Verizon Business operating income was $673 million, a decrease of 25.1 percent year over year, and segment operating income margin was 8.7 percent, a decrease from 11.6 percent in first-quarter 2021. Segment EBITDA1 was $1.7 billion for the quarter, a decrease of 9.3 percent, driven in part by the loss of high margin wireline revenue. Segment EBITDA margin1 was 22.5 percent, a decrease from 24.6 percent in first-quarter 2021.

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Outlook and guidance
For 2022, Verizon is updating its prior guidance for service and other revenue which is now expected to be approximately flat compared to 2021.
Additionally, Verizon expects the following results for full-year 2022:
•Reported wireless service revenue growth at the lower end of the previously guided range of 9 percent to 10 percent.
•Adjusted EBITDA1 growth at the lower end of the previously guided range of 2 percent to 3 percent.
•Adjusted EPS1 at the lower end of the previously guided range of $5.40 to $5.55.
•Adjusted effective income tax rate1 in the range of 23 percent to 25 percent.
•Capital spending, excluding C-Band, in the range of $16.5 billion to $17.5 billion. Additional expenditures related to the deployment of the company's C-Band 5G network are expected to be in the range of $5 billion to $6 billion.
In addition to announcing first-quarter results, today, the company published its 2021 ESG Report, outlining its approach to the company's ESG strategy and integration, and detailing the company's progress on important ESG issues, such as carbon emissions, energy efficiency, data protection and privacy, employee engagement and human rights.

1Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).

2Adjusted EPS for the prior year period has been reclassified to conform to current period presentation.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is one of the world’s leading providers of technology and communications services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $133.6 billion in 2021. The company offers data, video and voice services and solutions on its award-winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.

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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “forecasts,” “plans” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements

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contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions or terrorist attacks and any resulting financial or reputational impact; the impact of public health crises, including the COVID-19 pandemic, on our operations, our employees and the ways in which our customers use our networks and other products and services; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors, the COVID-19 pandemic or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; the effects of competition in the markets in which we operate; failure to take advantage of developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation in the markets in which we operate; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

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Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	% Change

Operating Revenues
Service revenues and other	$27,218	$27,923	(2.5)
Wireless equipment revenues	6,336	4,944	28.2
Total Operating Revenues	33,554	32,867	2.1

Operating Expenses
Cost of services	7,227	8,020	(9.9)
Cost of wireless equipment	7,123	5,502	29.5
Selling, general and administrative expense	7,172	7,401	(3.1)
Depreciation and amortization expense	4,236	4,174	1.5
Total Operating Expenses	25,758	25,097	2.6

Operating Income	7,796	7,770	0.3
Equity in earnings (losses) of unconsolidated businesses	(3)	8	*
Other income (expense), net	(924)	401	*
Interest expense	(786)	(1,101)	(28.6)
Income Before Provision For Income Taxes	6,083	7,078	(14.1)
Provision for income taxes	(1,372)	(1,700)	(19.3)
Net Income	$4,711	$5,378	(12.4)

Net income attributable to noncontrolling interests	$131	$133	(1.5)
Net income attributable to Verizon	4,580	5,245	(12.7)
Net Income	$4,711	$5,378	(12.4)

Basic Earnings Per Common Share
Net income attributable to Verizon	$1.09	$1.27	(14.2)
Weighted-average shares outstanding (in millions)	4,201	4,141

Diluted Earnings Per Common Share (1)
Net income attributable to Verizon	$1.09	$1.27	(14.2)
Weighted-average shares outstanding (in millions)	4,202	4,142
Footnotes:
(1)Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.
*Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)
Unaudited	3/31/22	12/31/21	$ Change

Assets
Current assets
Cash and cash equivalents	$1,661	$2,921	$(1,260)
Accounts receivable	24,474	24,742	(268)
Less Allowance for credit losses	859	896	(37)
Accounts receivable, net	23,615	23,846	(231)
Inventories	3,659	3,055	604
Prepaid expenses and other	6,645	6,906	(261)
Total current assets	35,580	36,728	(1,148)

Property, plant and equipment	292,568	289,897	2,671
Less Accumulated depreciation	192,725	190,201	2,524
Property, plant and equipment, net	99,843	99,696	147
Investments in unconsolidated businesses	1,074	1,061	13
Wireless licenses	148,083	147,619	464
Goodwill	28,629	28,603	26
Other intangible assets, net	11,432	11,677	(245)
Operating lease right-of-use assets	27,494	27,883	(389)
Other assets	13,581	13,329	252
Total assets	$365,716	$366,596	$(880)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$13,421	$7,443	$5,978
Accounts payable and accrued liabilities	18,169	24,833	(6,664)
Current operating lease liabilities	3,847	3,859	(12)
Other current liabilities	11,148	11,025	123
Total current liabilities	46,585	47,160	(575)

Long-term debt	139,961	143,425	(3,464)
Employee benefit obligations	15,104	15,410	(306)
Deferred income taxes	41,341	40,685	656
Non-current operating lease liabilities	22,932	23,203	(271)
Other liabilities	14,618	13,513	1,105
Total long-term liabilities	233,956	236,236	(2,280)

Equity
Common stock	429	429	—
Additional paid in capital	13,874	13,861	13
Retained earnings	73,891	71,993	1,898
Accumulated other comprehensive loss	(906)	(927)	21
Common stock in treasury, at cost	(4,023)	(4,104)	81
Deferred compensation – employee stock ownership plans and other	497	538	(41)
Noncontrolling interests	1,413	1,410	3
Total equity	85,175	83,200	1,975
Total liabilities and equity	$365,716	$366,596	$(880)

Verizon Communications Inc.

Consolidated - Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)
Unaudited	3/31/22	12/31/21

Total debt	$153,382	$150,868
Net unsecured debt	$135,619	$133,745
Net unsecured debt / Consolidated Adjusted EBITDA(1)	2.8x	2.8x
Common shares outstanding end of period (in millions)	4,200	4,198
Total employees (‘000)	118.5	118.4
Quarterly cash dividends declared per common share	$0.6400	$0.6400
Footnotes:
(1)Consolidated Adjusted EBITDA excludes the effects of non-operational items and special items.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	$ Change

Cash Flows from Operating Activities
Net Income	$4,711	$5,378	$(667)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,236	4,174	62
Employee retirement benefits	(210)	(253)	43
Deferred income taxes	627	762	(135)
Provision for expected credit losses	328	224	104
Equity in losses of unconsolidated businesses, net of dividends received	7	19	(12)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(3,492)	(41)	(3,451)
Other, net	614	(569)	1,183
Net cash provided by operating activities	6,821	9,694	(2,873)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(5,821)	(4,494)	(1,327)
Acquisitions of businesses, net of cash acquired	—	(408)	408
Acquisitions of wireless licenses	(1,838)	(44,783)	42,945
Other, net	(336)	32	(368)
Net cash used in investing activities	(7,995)	(49,653)	41,658

Cash Flows from Financing Activities
Proceeds from long-term borrowings	3,604	31,383	(27,779)
Proceeds from asset-backed long-term borrowings	3,545	1,000	2,545
Repayments of long-term borrowings and finance lease obligations	(6,556)	(302)	(6,254)
Repayments of asset-backed long-term borrowings	(1,650)	(732)	(918)
Dividends paid	(2,654)	(2,601)	(53)
Other, net	3,956	(792)	4,748
Net cash provided by financing activities	245	27,956	(27,711)

Decrease in cash, cash equivalents and restricted cash	(929)	(12,003)	11,074
Cash, cash equivalents and restricted cash, beginning of period	4,161	23,498	(19,337)
Cash, cash equivalents and restricted cash, end of period	$3,232	$11,495	$(8,263)

Verizon Communications Inc.

Consumer - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	% Change

Operating Revenues
Service	$18,126	$16,569	9.4
Wireless equipment	5,374	4,192	28.2
Other	1,792	2,037	(12.0)
Total Operating Revenues	25,292	22,798	10.9

Operating Expenses
Cost of services	4,446	4,000	11.2
Cost of wireless equipment	5,813	4,392	32.4
Selling, general and administrative expense	4,552	4,026	13.1
Depreciation and amortization expense	3,162	2,861	10.5
Total Operating Expenses	17,973	15,279	17.6

Operating Income	$7,319	$7,519	(2.7)
Operating Income Margin	28.9%	33.0%

Segment EBITDA	$10,481	$10,380	1.0
Segment EBITDA Margin	41.4%	45.5%
Footnotes:
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Consumer - Selected Operating Statistics

Unaudited	3/31/22	3/31/21	% Change

Connections (‘000):
Wireless retail postpaid	91,414	90,172	1.4
Wireless retail prepaid (1)	23,772	4,058	*
Total wireless retail	115,186	94,230	22.2

Fios video	3,495	3,772	(7.3)
Fios internet	6,596	6,300	4.7

Fixed wireless access (FWA) broadband	216	26	*
Wireline broadband	6,925	6,713	3.2
Total broadband	7,141	6,739	6.0

Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	% Change

Gross Additions (‘000):
Wireless retail postpaid	2,481	2,307	7.5

Net Additions Detail (‘000) :
Wireless retail postpaid (2)	(126)	(326)	61.3
Wireless retail prepaid (1) (2)	(80)	19	*
Total wireless retail (2)	(206)	(307)	32.9

Wireless retail postpaid phones (2)	(292)	(225)	(29.8)

Fios video	(78)	(82)	4.9
Fios internet	55	98	(43.9)

FWA broadband (2)	112	12	*
Wireline broadband	37	66	(43.9)
Total broadband (2)	149	78	91.0

Churn Rate:
Wireless retail postpaid	0.95%	0.97%
Wireless retail postpaid phones	0.77%	0.77%
Wireless retail prepaid (1)	3.69%	4.22%
Wireless retail	1.51%	1.11%

Revenue Statistics (in millions):
Wireless service revenue	$15,217	$13,684	11.2
Fios revenues	$2,911	$2,860	1.8

Verizon Communications Inc.

Consumer - Selected Operating Statistics (continued)

Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	% Change

Other Wireless Statistics:
Wireless retail postpaid ARPA (3)	$123.96	$120.86	2.6
Wireless retail postpaid upgrade rate	4.8%	4.5%
Wireless retail postpaid accounts (‘000) (4)	33,514	33,588	(0.2)
Wireless retail postpaid connections per account (4)	2.73	2.68	1.9
Wireless retail prepaid ARPU (1) (5)	$30.89	$35.66	(13.4)
Total wireless internet postpaid base (4)	16.6%	16.0%
Footnotes:
(1) Acquisition of TracFone Wireless, Inc. was completed on November 23, 2021.
(2) Connection net additions include certain adjustments.
(3) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(4) Statistics presented as of end of period.
(5) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
Certain intersegment transactions with corporate entities have not been eliminated.
* Not meaningful

Verizon Communications Inc.

Business - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	% Change

Operating Revenues
Small and Medium Business	$3,041	$2,830	7.5
Global Enterprise	2,461	2,559	(3.8)
Public Sector and Other	1,552	1,646	(5.7)
Wholesale	655	746	(12.2)
Total Operating Revenues	7,709	7,781	(0.9)

Operating Expenses
Cost of services	2,606	2,690	(3.1)
Cost of wireless equipment	1,310	1,111	17.9
Selling, general and administrative expense	2,059	2,068	(0.4)
Depreciation and amortization expense	1,061	1,013	4.7
Total Operating Expenses	7,036	6,882	2.2

Operating Income	$673	$899	(25.1)
Operating Income Margin	8.7%	11.6%

Segment EBITDA	$1,734	$1,912	(9.3)
Segment EBITDA Margin	22.5%	24.6%
Footnotes:
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Business - Selected Operating Statistics

Unaudited	3/31/2022	3/31/2021	% Change

Connections (‘000):
Wireless retail postpaid	27,809	26,621	4.5

Fios video	71	73	(2.7)
Fios internet	361	339	6.5

Fixed wireless access (FWA) broadband	217	32	*
Wireline broadband	475	480	(1.0)
Total broadband	692	512	35.2

Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	% Change

Gross Additions (‘000):
Wireless retail postpaid	1,502	1,141	31.6

Net Additions Detail (‘000):
Wireless retail postpaid (1)	395	156	*
Wireless retail postpaid phones (1)	256	47	*

Fios video	—	—	*
Fios internet	5	4	25.0

FWA broadband (1)	82	5	*
Wireline broadband (1)	(2)	(2)	—
Total broadband (1)	80	3	*

Churn Rate:
Wireless retail postpaid	1.34%	1.24%
Wireless retail postpaid phones	1.06%	1.01%

Revenue Statistics (in millions):
Wireless service revenue	$3,125	$3,060	2.1
Fios revenues	$295	$276	6.9

Other Operating Statistics:
Wireless retail postpaid upgrade rate	3.4%	3.3%
Total wireless internet postpaid base (2)	34.6%	34.6%
Footnotes:
(1) Connection net additions include certain adjustments.
(2) Statistics presented as of end of period.
Certain intersegment transactions with corporate entities have not been eliminated.
*Not meaningful

Verizon Communications Inc.

Supplemental Information - Total Wireless Operating and Financial Statistics

The following supplemental schedule contains certain financial and operating metrics which reflect an aggregation of our Consumer and Business segments’ wireless results.

Unaudited	3/31/22	3/31/21	% Change

Connections (‘000)
Retail postpaid	119,223	116,793	2.1
Retail prepaid (1)	23,772	4,058	*
Total retail	142,995	120,851	18.3

Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21	% Change

Net Additions Detail (‘000) (2)
Retail postpaid phone	(36)	(178)	79.8
Retail postpaid	269	(170)	*
Retail prepaid (1)	(80)	19	*
Total retail	189	(151)	*

Account Statistics
Retail postpaid accounts (‘000) (3)	35,224	35,184	0.1
Retail postpaid connections per account (3)	3.38	3.32	1.8
Retail postpaid ARPA (4)	$144.87	$141.74	2.2
Retail prepaid ARPU (1) (5)	$30.89	$35.66	(13.4)

Churn Detail
Retail postpaid phone	0.83%	0.81%
Retail postpaid	1.04%	1.03%
Retail prepaid (1)	3.69%	4.22%
Retail	1.48%	1.14%

Retail Postpaid Connection Statistics
Total internet postpaid base (3)	20.8%	20.2%
Upgrade rate	4.5%	4.3%

Revenue Statistics (in millions) (6)
Wireless service	$18,342	$16,744	9.5
Wireless equipment	6,336	4,944	28.2
Wireless other	1,818	2,043	(11.0)
Total Wireless	$26,496	$23,731	11.7
Footnotes:
(1) Acquisition of TracFone Wireless, Inc. was completed on November 23, 2021.
(2) Connection net additions include certain adjustments.
(3) Statistics presented as of end of period.
(4) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(5) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
(6) Intersegment transactions between Consumer or Business segment with corporate entities have not been eliminated.

Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 12/31/21	3 Mos. Ended 9/30/21	3 Mos. Ended 6/30/21	3 Mos. Ended 3/31/21

Consolidated Net Income	$4,711	$4,737	$6,554	$5,949	$5,378
Add:
Provision for income taxes	1,372	1,407	1,820	1,875	1,700
Interest expense	786	739	801	844	1,101
Depreciation and amortization expense (1)	4,236	4,051	3,961	4,020	4,174
Consolidated EBITDA	$11,105	$10,934	$13,136	$12,688	$12,353

Add/(subtract):
Other (income) expense, net (2)	$924	$860	$(269)	$(502)	$(401)
Equity in losses (earnings) of unconsolidated businesses (3)	3	(135)	(1)	(1)	(8)
Severance charges	—	106	103	—	—
Loss on spectrum licenses	—	—	—	—	223
Net gain from disposition of business	—	—	(706)	—	—
	927	831	(873)	(503)	(186)
Consolidated Adjusted EBITDA	$12,032	$11,765	$12,263	$12,185	$12,167
Consolidated Adjusted EBITDA - Year Over Year Change	(1.1)%
Footnotes:
(1)    Includes Amortization of acquisition-related intangible assets.
(2)    Includes Pension and benefits mark-to-market adjustments and Early debt redemption costs, where applicable.
(3)    Includes Net gain from disposition of assets, where applicable.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	3/31/22	12/31/21

Debt maturing within one year	$13,421	$7,443
Long-term debt	139,961	143,425
Total Debt	153,382	150,868
Less Secured debt	16,102	14,202
Unsecured Debt	137,280	136,666
Less Cash and cash equivalents	1,661	2,921
Net Unsecured Debt	$135,619	$133,745
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.8x	2.8x
Unsecured Debt - Quarter over quarter change	$614
Net Unsecured Debt - Quarter over quarter change	$1,874

Verizon Communications Inc.

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/22				3 Mos. Ended 3/31/21
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.09				$1.27
Amortization of acquisition-related intangible assets	$238	$(60)	$178	0.04	$276	$(67)	$209	0.05
Early debt redemption costs	1,241	(316)	925	0.22	—	—	—	—
Loss on spectrum licenses	—	—	—	—	223	(56)	167	0.04
	$1,479	$(376)	$1,103	$0.26	$499	$(123)	$376	$0.09
Adjusted EPS				$1.35				$1.36
Footnotes:
Adjusted EPS may not add due to rounding.
Certain amounts have been reclassified to conform to the current period presentation.

Free Cash Flow
(dollars in millions)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21

Net Cash Provided by Operating Activities	$6,821	$9,694
Capital expenditures (including capitalized software)	(5,821)	(4,494)
Free Cash Flow	$1,000	$5,200

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21

Operating Income	$7,319	$7,519
Add Depreciation and amortization expense	3,162	2,861
Segment EBITDA	$10,481	$10,380
Year over year change %	1.0%

Total operating revenues	$25,292	$22,798
Operating Income Margin	28.9%	33.0%
Segment EBITDA Margin	41.4%	45.5%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/22	3 Mos. Ended 3/31/21

Operating Income	$673	$899
Add Depreciation and amortization expense	1,061	1,013
Segment EBITDA	$1,734	$1,912
Year over year change %	(9.3)%

Total operating revenues	$7,709	$7,781
Operating Income Margin	8.7%	11.6%
Segment EBITDA Margin	22.5%	24.6%